Exhibit 99.1

Pitney Bowes Announces First Quarter Results for 2011

STAMFORD, Conn.--(BUSINESS WIRE)--April 29, 2011--Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2011 results.

Revenue for the quarter was $1.3 billion, which was a decline of 2 percent when compared to the prior year. The positive impacts of currency movements added less than one percent to revenue. Revenue for the quarter benefited from increased software and equipment sales, which was more than offset by the decline in supplies, rentals and financing revenues. The decline in these recurring revenue streams is moderating because equipment sales have stabilized compared to prior periods. Revenue and earnings were also adversely affected by a fire in Dallas at the company’s largest mail presort center in its network.

Adjusted earnings per diluted share from continuing operations for the first quarter was $0.53, down $0.02 from the prior year. These earnings would have been $0.04 higher except for a more than $0.02 per share estimated loss as a result of the lower revenue due to the fire at the Dallas presort facility, and a more than $0.01 per share investment related to Volly™, the company’s new cloud-based secure mail delivery service.

Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis was $0.42, an 11 percent increase on the $0.38 per diluted share for the prior year. GAAP earnings per diluted share for the recent quarter included an $0.08 charge for restructuring costs associated with the company’s Strategic Transformation initiatives versus $0.07 per share in 2010; a non-cash net tax charge of $0.01 per share associated with out-of-the money stock options that expired during the quarter versus $0.04 per share in 2010; and a $0.01 loss associated with discontinued operations versus $0.02 per share in 2010. GAAP earnings per diluted share in the first quarter 2010 also included a $0.04 per share tax charge for health care legislation changes.

Free cash flow for the quarter was $286 million, while on a GAAP basis, the company generated $297 million in cash from operations. Free cash flow benefited from the timing of tax payments and refunds, as well as lower finance receivables. During the quarter the company used $75 million of cash for dividends.

The company’s results for the quarter are summarized in the table below:

First Quarter
Adjusted EPS	$0.53
Restructuring	($0.08)
Tax Charges	($0.01)
GAAP EPS from Continuing Operations*	$0.43
Discontinued Operations	($0.01)
GAAP EPS	$0.42
*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “We continue to gain momentum in our plan to drive long-term revenue and profitable growth across our business portfolio. We saw our third consecutive quarter of growth in equipment sales and software revenue. Equipment sales growth was led by increasing demand from high-volume mailers to update their hardware and software production platforms. Software revenue continued to benefit from global demand for data analytics and location intelligence solutions as well as a growing recurring revenue stream from multi-year licensing agreements. Trends in our recurring revenue streams of supplies, rentals and financing remain in line with the year-over-year improvements we expect to see in 2011.

“We have again achieved substantial incremental savings from our ongoing Strategic Transformation program. The benefits from our actions are fueling investments and improvements in our infrastructure that have allowed us to more effectively deliver our new products and services.

“We recently announced the launch of several new products that fit our strategy of delivering Customer Communication Management solutions to customers of all sizes. Since the January announcement of Volly™, our secure digital mail delivery system, we have introduced additional enterprise solutions that include expansion of our Intellijet™ production print line and Portrait Miner 6.0 software for predicting customer behavior. We are providing SMB customers with the industry’s only family of cloud-based solutions including pbSmartPostage™ and pbSmart™ Connections, an email marketing and communications platform. In addition, earlier this week we announced SendSuite® Live, a new web-based shipping platform that strengthens our market leadership in the Transportation Management Services shipping marketplace.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. Mailing and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$680 million	(4%)	(5%)
EBIT	$203 million	(2%)

Within the SMB Solutions Group:
North America Mailing

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$509 million	(5%)	(5%)
EBIT	$180 million	(4%)

During the quarter, the North America Mailing segment continued to benefit from increased placements of its Connect+™ mailing system and improved retention rates among its existing customers. However, overall equipment sales declined, in part, due to the realignment of some customers to alternate sales channels at the beginning of the year. This is part of our continued movement of select groups of SMB customers to channels that will best serve their needs as we continue to offer more products and services online. Consistent with prior shifts, the company saw improving sales productivity throughout the quarter and expects the transition to drive growth through greater engagement of small business customers with the company’s new web-enabled solutions. While the segment’s revenue continued to be affected by lower supplies, rentals and financing revenue, clear signs of improvement exist. For example, the company’s meter population in Canada continued to grow. During the quarter, the decline in recurring revenue streams moderated compared to the prior year, consistent with the company’s outlook for 2011. EBIT margin for the segment improved by 50 basis points versus the prior year due to ongoing productivity improvements; lower credit losses; and benefits from lease extensions with customers. The company continues to provide lease extension options to its customers, which enhanced customer retention.

Product supply during the quarter was not impacted by events in Japan and based on current conditions, is not expected to be impacted through the first half of the year. The company is actively working with its supply chain partners and has a number of strategies in place to mitigate potential disruptions in the second half of the year.

International Mailing

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$171 million	(1%)	(3%)
EBIT	$23 million	13%

International Mailing revenue declined slightly, both on a reported basis and excluding the impact of currency. Equipment sales revenue was flat this quarter when compared with the prior year. Equipment sales revenue benefited from strong placements of full-color Connect+™ mailing systems in the UK. Connect+™ will be launched in several other major European countries during the remainder of the year. As expected, supplies, rentals and financing revenue was lower than the prior year. However, the rate of decline for financing revenue moderated because of an increased ratio of leased equipment versus sold equipment. The quarter’s results reflect the continued slow and uneven economic recovery in the company’s European markets, while the Asia Pacific region experienced strong growth. EBIT margin again improved versus the prior year due to past and ongoing productivity initiatives which offset the negative margin impact from lower recurring revenue.

Events in Japan did not materially impact revenue or EBIT during the quarter.

Enterprise Business Solutions

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$643 million	0%	(1%)
EBIT	$48 million	(27%)

Within the Enterprise Business Solutions Group:
Worldwide Production Mail

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$132 million	5%	3%
EBIT	$7 million	(40%)

During the quarter, worldwide Production Mail revenue growth was driven by continued demand for the company’s high-speed, high integrity inserting systems, especially in the United States. There continues to be a good backlog of orders for the company’s production mail equipment, particularly among third party mailers and companies in the financial services sector. The company continues to expand its line of Intellijet™ advanced color printing systems to address strong interest from enterprise customers in both the U.S. and Europe. EBIT margin this quarter would have been similar to the prior year, excluding investments associated with Volly™ and Intellijet™.

Software

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$96 million	18%	15%
EBIT	$6 million	46%

During the quarter the Software business experienced strong demand across its portfolio of software solutions, including data management, analytics and customer communications management. As a result, revenue increased at a double-digit pace versus the prior year. The company continued its transition to multi-year licensing agreements for many of its larger software sales. These arrangements will benefit recurring revenue in future periods, as was the case during the current quarter. Revenue and EBIT this quarter also benefited from last year’s addition of Portrait Software solutions which enhance the company’s analytics and customer communications management capabilities. Overall, Software EBIT increased at a strong double-digit pace versus the prior year because of margin leverage on revenue expansion.

Management Services

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$242 million	(5%)	(5%)
EBIT	$21 million	5%

As expected, revenue for the quarter declined as a result of account contractions and terminations in the U.S. last year and the company’s exit from some lower margin accounts in Europe last year. However, the company is starting to see an improving pipeline of deals. EBIT margins continued to improve globally versus the prior year. This was led by ongoing margin improvement in Europe and the U.S. resulting from the company’s focus on productivity initiatives and a continued transition to a more variable cost structure.

Mail Services

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$144 million	(3%)	(3%)
EBIT	$10 million	(59%)

Mail Services revenue declined versus the prior year, because of a fire during the quarter at the largest presort facility in the company’s network. Excluding the impacts of the fire, presort-related revenue for the quarter grew and the EBIT margin continued to improve year-over-year. The disruption due to the fire impacted the company’s ability to qualify customers’ mail at the highest level of discount, which in turn reduced the quarter’s revenue and earnings. The company expects that the lost revenue contribution and the costs related to outfitting a new facility will be covered by insurance proceeds in future periods. Because of its unique ability to reroute mail within its national presort network and convert other capacity to process First Class mail, the company retained virtually all of its customers. The new permanent facility is expected to be operational in the second quarter and at previous productivity levels by the end of the third quarter. The rest of the network continues to process increasing volumes of both First Class and Standard Class mail from new and existing customers.

In addition to the impact on EBIT from lost revenue due to the fire, EBIT for the segment was also impacted by increased costs associated with the International Mail Services (IMS) portion of the business. As in the prior quarter, higher shipping rates for some international destinations reduced parcel margins. The company implemented actions that resulted in improved EBIT performance by the end of the quarter. These updates to the pricing of customer contracts and internal systems, should provide for continued improvements to EBIT margin.

Marketing Services

	1Q 2011	Y-O-Y Change	Change ex Currency
Revenue	$30 million	(6%)	(6%)
EBIT	$4 million	(8%)

Revenue declined versus the prior year because of a decline in the number of household moves compared with the prior year and a transition of online marketing revenue during the quarter to MyMove, a new online service for movers. EBIT was impacted by lower revenue and investment in MyMove, which allows individuals who are moving to opt-into various move-relevant products and services after the initial move period. The adoption rates of the new service began to ramp during the quarter.

2011 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company reaffirms its full-year guidance for revenue, adjusted earnings per diluted share, earnings per diluted share on a GAAP basis and free cash flow.

The company expects 2011 revenue, excluding the impacts of currency, to be in a range of flat to 3 percent growth. The company’s outlook projects a return to revenue growth for the year due in part to a number of initiatives designed to stabilize its base business and drive new growth opportunities.

The company’s 2011 guidance for adjusted diluted earnings per share from continuing operations is summarized below:

2011 Earnings Guidance Reconciliation	Full Year
2010 Adjusted EPS	$2.23
Operations Growth Excluding SMB Stream Revenues*	$0.32 to $0.42
Impact of Lower SMB Stream Revenues*	($0.30 to $0.25)
2011 EPS on a Comparative Basis	$2.25 to $2.40
Investment in Volly TM Market Development	($0.10 to $0.05)
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35
*Stream revenues include financing, rentals and supplies in the SMB Solutions Group

In 2011, the company anticipates generating incremental earnings of $0.32 to $0.42 per share from operations growth and productivity, excluding the impact of SMB stream revenues. As noted previously, the company anticipates lower SMB stream revenues as a result of lower equipment sales in prior periods, which are expected to negatively impact earnings by $0.25 - $0.30 per share, resulting in comparative earnings for the year of $2.25 to $2.40 per share. The company also plans to invest $.05 to $.10 per share to develop the market for Volly TM, a secure digital mail delivery system. As a result, the company expects 2011 adjusted earnings per share from continuing operations in the range of $2.15 to $2.35.

The company’s 2011 guidance for GAAP diluted earnings per share from continuing operations is summarized below:

Full Year
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35
Restructuring	($0.35 to $0.25)
2011 GAAP EPS from Continuing Operations	$1.80 to $2.10

On a GAAP basis, the company expects 2011 earnings per diluted share from continuing operations in the range of $1.80 to $2.10 including the expected impact of $0.25 to $0.35 per share for restructuring charges associated with Strategic Transformation.

Guidance excludes any financial impact due to the fire at the company’s pre-sort facility. The impact to full-year revenue is expected to be about one-half percent. The company expects that fire-related losses will be covered by insurance proceeds. The timing of the final settlement of the insurance claim will determine when the insurance proceeds can be recognized in earnings.

The company expects to generate free cash flow for 2011 in the range of $750 million to $850 million. As compared to the prior year, the company expects increased investment in finance receivables through higher levels of equipment sales, and higher capital expenditures associated with investments in business growth which would result in lower free cash flow in 2011.

Mr. Martin concluded, “We continue to make progress in executing our strategies to deliver enhanced customer and shareholder value. Against the backdrop of a business and economic environment characterized by gradual improvement at varying rates by sector and geography, we remain focused on investing in solutions which enable businesses to manage physical and digital communications channels with their customers, while continuing to streamline and enhance our operations and processes.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 8:00 a.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.4 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and cash from operations are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash from operations has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash from operations and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; and changes in postal regulations, as more fully outlined in the company's 2010 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three ended March 31, 2011 and 2010, and consolidated balance sheets at March 31, 2011 and December 31, 2010 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010 (2)
Revenue:
Equipment sales	$241,631	$239,298
Supplies	82,870	85,277
Software	99,565	83,767
Rentals	143,051	155,437
Financing	154,230	162,775
Support services	178,614	180,034
Business services	423,108	441,645

Total revenue	1,323,069	1,348,233

Costs and expenses:
Cost of equipment sales	114,753	105,837
Cost of supplies	26,192	25,365
Cost of software	25,212	21,156
Cost of rentals	32,599	37,071
Financing interest expense	23,293	21,938
Cost of support services	115,276	114,606
Cost of business services	333,567	330,472
Selling, general and administrative	429,919	443,297
Research and development	34,758	40,865
Restructuring charges and asset impairments	26,024	20,722
Other interest expense	28,524	27,658
Interest income	(1,222)	(762)

Total costs and expenses	1,188,895	1,188,225

Income from continuing operations before income taxes	134,174	160,008

Provision for income taxes	41,394	73,245

Income from continuing operations	92,780	86,763

Loss from discontinued operations, net of income tax	(1,882)	(3,130)

Net income before attribution of noncontrolling interests	90,898	83,633

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594

Pitney Bowes Inc. net income	$86,304	$79,039

Amounts attributable to Pitney Bowes Inc.:
Income from continuing operations	$88,186	$82,169
Loss from discontinued operations	(1,882)	(3,130)

Pitney Bowes Inc. net income	$86,304	$79,039

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.43	$0.40
Discontinued operations	(0.01)	(0.02)

Net income	$0.42	$0.38

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.43	$0.40
Discontinued operations	(0.01)	(0.02)

Net income	$0.42	$0.38

Average common and potential common
shares outstanding	204,195,171	207,904,255

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	03/31/11	12/31/10
Current assets:
Cash and cash equivalents	$652,069	$484,363
Short-term investments	28,398	30,609

Accounts receivable, gross	780,066	824,015
Allowance for doubtful accounts receivables	(30,073)	(31,880)
Accounts receivables, net	749,993	792,135

Finance receivables	1,336,881	1,370,305
Allowance for credit losses	(47,981)	(48,709)
Finance receivables, net	1,288,900	1,321,596

Inventories	180,292	168,967
Current income taxes	66,678	103,542
Other current assets and prepayments	115,683	107,029

Total current assets	3,082,013	3,008,241

Property, plant and equipment, net	420,385	426,501
Rental property and equipment, net	290,013	300,170

Finance receivables	1,228,294	1,265,220
Allowance for credit losses	(21,239)	(20,721)
Finance receivables, net	1,207,055	1,244,499

Investment in leveraged leases	258,905	251,006
Goodwill	2,331,022	2,306,793
Intangible assets, net	286,686	297,443
Non-current income taxes	134,564	130,601
Other assets	486,211	478,769

Total assets	$8,496,854	$8,444,023

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,757,372	$1,825,261
Current income taxes	206,134	192,924
Notes payable and current portion of long-term obligations	45,450	53,494
Advance billings	508,160	481,900

Total current liabilities	2,517,116	2,553,579

Deferred taxes on income	273,379	261,118
Tax uncertainties and other income tax liabilities	546,881	536,531
Long-term debt	4,236,437	4,239,248
Other non-current liabilities	651,761	653,758

Total liabilities	8,225,574	8,244,234

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	741	752
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	236,633	250,928
Retained earnings	4,293,198	4,282,316
Accumulated other comprehensive loss	(414,496)	(473,806)
Treasury stock, at cost	(4,464,508)	(4,480,113)

Total Pitney Bowes Inc. stockholders' deficit	(25,090)	(96,581)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,496,854	$8,444,023

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2011
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
			%
	2011	2010	Change
Revenue

North America Mailing	$509,039	$534,663	(5%)
International Mailing	170,533	172,023	(1%)
Small & Medium Business Solutions	679,572	706,686	(4%)

Production Mail	131,606	125,879	5%
Software	95,985	81,007	18%
Management Services	241,624	254,616	(5%)
Mail Services	144,283	148,023	(3%)
Marketing Services	29,999	32,022	(6%)
Enterprise Business Solutions	643,497	641,547	0%

Total revenue	$1,323,069	$1,348,233	(2%)

EBIT (1)

U.S. Mailing	$179,661	$186,274	(4%)
International Mailing	23,193	20,442	13%
Small & Medium Business Solutions	202,854	206,716	(2%)

Production Mail	7,174	11,907	(40%)
Software	5,512	3,784	46%
Management Services	21,029	20,092	5%
Mail Services	10,265	25,277	(59%)
Marketing Services	4,160	4,522	(8%)
Enterprise Business Solutions	48,140	65,582	(27%)

Total EBIT	$250,994	$272,298	(8%)

Unallocated amounts:
Interest, net (2)	(50,595)	(48,834)
Corporate expense	(40,201)	(42,734)
Restructuring charges and asset impairments	(26,024)	(20,722)

Income from continuing operations before income taxes	$134,174	$160,008

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

GAAP income from continuing operations
after income taxes, as reported	$88,186	$82,169
Restructuring charges and asset impairments	17,306	13,527
Tax adjustments	2,179	17,690
Income from continuing operations
after income taxes, as adjusted	$107,671	$113,386

GAAP diluted earnings per share from
continuing operations, as reported	$0.43	$0.40
Restructuring charges and asset impairments	0.08	0.07
Tax adjustments	0.01	0.09
Diluted earnings per share from continuing
operations, as adjusted	$0.53	$0.55

GAAP net cash provided by operating activities,
as reported	$296,761	$301,554
Capital expenditures	(34,676)	(28,367)
Restructuring payments and discontinued operations	29,745	27,720
Reserve account deposits	(5,995)	(11,221)

Free cash flow, as adjusted	$285,835	$289,686

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
or
www.pitneybowes.com